UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)            October 31, 2006

INSPIRE PHARMACEUTICALS, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware                                    000-31135                            04-3209022
(State or Other Jurisdiction               (Commission                           (IRS Employer
       of Incorporation)                           File Number)                          Identification No.)

4222 Emperor Boulevard, Suite 200, Durham, North Carolina            27703-8466
(Address of Principal Executive Offices)                                                     (Zip Code)

Registrant's telephone number, including area code          (919) 941-9777

_____________________________________________
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Item 1.01     Entry into a Material Definitive Agreement.

On October 31, 2006, Inspire Pharmaceuticals, Inc. ("Inspire" or the "Company") and FAES Farma, S.A., a publicly-traded Spanish pharmaceutical company ("FAES"), entered into a License Agreement (the "Agreement"). Under the terms of the Agreement, Inspire was granted an exclusive, royalty-bearing license for the U.S. and Canadian development and commercialization of all formulations of bilastine. Currently, bilastine is a Phase 3 antihistamine compound formulated as an oral tablet which can be used for the treatment or prevention of allergic rhinitis and with respect to which FAES possesses certain patents and know-how. Inspire was also granted the exclusive right to develop and commercialize ocular formulations of bilastine for the prevention or treatment of allergic conjunctivitis in the eye on a worldwide basis, excluding Spain, Portugal, Guatemala, Belize, El Salvador, Honduras, Nicaragua, Costa Rica, Panama and all of the countries of South America (the "FAES Ophthalmic Territory"). In consideration of the license grants, Inspire will pay FAES an upfront license fee of $7 million and up to an additional $82 million of payments, contingent upon achievement of various development, regulatory and sales milestones. Inspire is also obligated to pay (i) a royalty of either 14% or 16% based upon net sales of prescription-requiring, oral formulations of bilastine in the United States and Canada, (ii) 10% on net sales of prescription-requiring ocular formulations in various markets worldwide, and (iii) lesser royalty payments on net sales of any over-the-counter, bilastine-containing products. Under the terms of the Agreement. Inspire's obligation to pay royalties to FAES is subject to annual minimum royalty payments which commence on the first quarter start date (i.e., January 1, April 1, July 1 or October 1) that is at least one year after receipt of regulatory approval of the oral tablet formulation of bilastine for the treatment and prevention of allergic rhinitis.

Under the terms of the Agreement, Inspire granted to FAES (i) the right, in the FAES Ophthalmic Territory, to use certain Inspire intellectual property, if any, which is created by Inspire in the development of an ocular formulation of bilastine, and (ii) the worldwide right, except in the United States and Canada, to use certain Inspire intellectual property, if any, which is created by Inspire in the development of non-ocular formulations of bilastine. FAES is obligated to pay to Inspire a royalty of 10% on sales of ocular formulations of bilastine in the FAES Ophthalmic Territory.

The Agreement also includes the grant by Inspire to FAES of a right of first negotiation for commercialization in Spain and Portugal of Inspire's cystic fibrosis development compound, denufosol tetrasodium, if Inspire chooses to out-license the cystic fibrosis product on a regional basis.

Unless terminated earlier upon mutual written consent, voluntary termination or material breach, the term of the Agreement will expire upon the later to occur of the expiration of Inspire's or FAES' obligation to make royalty payments under the Agreement. Inspire retains the right to terminate the Agreement on a partial, product by product, basis or entirely after May 31, 2007 or upon receipt of results of certain studies, with a complete termination requiring ninety (90) or one hundred eighty (180) day advance written notice to FAES (depending upon whether Inspire has yet begun commercial sales of bilastine-based products).

Item 8.01     Other Events.

On November 1, 2006, Inspire issued a press release, attached to and made part of this report, announcing the Agreement with FAES.

Item 9.01      Financial Statements and Exhibits.

(c)     Exhibits.

No.                  Description

99.1                 Press Release, dated November 1, 2006

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                                                         Inspire Pharmaceuticals, Inc.

                                                                         By: /s/ Christy L. Shaffer
                                                                               Christy L. Shaffer,
                                                                               President and Chief Executive Officer

Dated: November 6, 2006

EXHIBIT INDEX

EXHIBIT INDEX

No.                  Description

99.1                 Press Release, dated November 1, 2006